Exhibit 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS

This Confidential Severance Agreement and Release of All Claims (“Agreement” or “Release”) is made and entered into by and between Jill Jene (hereinafter referred to as “Employee”) and PDL BIOPHARMA, INC., including any and all affiliates, parents, subsidiaries, representatives, agents, insurers, officers, directors, and employees (hereinafter “PDL” or “the Company”). Employee and PDL will be referred to collectively as “Parties” in this Agreement and individually as “Party.”

W I T N E S S E T H

WHEREAS, Employee has received notice from the Company of Termination without Cause with an effective date of August 15, 2020 (the “Termination Date”);

WHEREAS, the Parties have pursuant to Paragraph 3 of the Wind-Down Retention Plan (attached hereto as Attachment A), agreed to certain Cash Retention Payments applicable to the Employee upon his/her Termination without Cause from the Company;

WHEREAS, the Parties, through the Wind-Down Retention Plan (attached hereto), have agreed to certain termination benefits in addition to the Cash Severance Amount, which benefits shall remain in place after the Termination Date;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, including the WHEREAS clauses above, and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1. No Admission. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission of any violation of Employee’s rights or the rights of any person, or the violation of any order, law, statute, duty, or contract whatsoever against Employee or any person. The Company specifically disclaims any liability to Employee or to any other person for any alleged violation of the rights of Employee or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its Employees or agents or related companies or their Employees or agents.

2. Consideration. In consideration for entering into this Agreement, the Company agrees to provide to Employee:

$1,266,442.90 USD (One million, two hundred sixty-six thousand, four hundred forty-two and 90/100 United States Dollars) in cash.

The foregoing is referred to herein as the “Cash Severance Amount.” Employee acknowledges and agrees that he/she is not entitled to any part of the Cash Severance Amount but for their entering into this Agreement. The Parties agree that the Cash Severance Amount, upon payment thereof, shall be full satisfaction of the Cash Retention Payment under Paragraph 3 of the Wind-Down Retention Plan. Any remaining benefits conferred under the Wind-Down Retention Plan, other than the Cash Retention

Payment under Paragraph 3 thereof, shall remain in place and are not extinguished or satisfied pursuant to this Agreement.

3. Entire Consideration. Employee agrees that, other than remaining benefits conferred under the Wind-Down Retention Plan, the Cash Severance Amount set forth in this Agreement shall constitute the entire cash consideration provided to Employee in connection with his/her termination, that the Cash Severance Amount Employee being is provided in this Agreement is in lieu of any cash payments which would otherwise be provided under any other severance agreement between the Employee and the Company, and that, other than remaining benefits conferred under the Wind-Down Retention Plan, he/she will not seek any further remuneration from the Company for any other damage, penalty, expense, wage, bonus, compensation, incentive equity program, commission, benefit, action, attorney fee or cost either individually or as part of a class in connection with the matters encompassed or released by this Agreement and/or arising out of Employee’s employment with and/or termination from the Company or any conduct or omissions occurring prior to the Effective Date of this Agreement.

4. Accord and Satisfaction. As a material condition to the receipt of the Cash Severance Amount Employee receives under this Agreement, Employee represents and warrants that other than the Cash Severance Amount and remaining benefits conferred under the Wind-Down Retention Plan, he/she does not claim entitlement to, and shall not receive, any further compensation and/or benefits under any current or former employment agreement with, and/or any policy and/or any stock option, incentive equity, long-term incentive plan, severance agreement including any other severance agreement, Employee stock purchase agreement or plan and/or other benefit plan of the Company. In that regard, Employee further represents and warrants that as of their Termination Date, he/she has been paid for all hours worked, that he/she has received all wages including accrued but unused vacation or PTO to which he/she was or is entitled, that he/she took all meal and rest periods to which he/she was entitled, that he/she has been reimbursed for all expenses to which he/she was or is entitled, and that he/she received all itemized wage statements to which Employee was entitled during their employment. To the extent any compensation, penalties, interest, and/or benefits be claimed to exist by the Employee, other than the Cash Severance Amount and any other remaining benefits conferred under the Wind-Down Retention Plan, this Agreement and the consideration hereunder expressly are agreed to and shall constitute an accord and satisfaction of any and all such claims and/or obligations, and extinguishes them.

5. No Pending Actions. Employee represents that he/she has not filed any complaints, claims, or actions against the Company, its officers, agents, directors, supervisors, Employees, or representatives with any state, federal, or local agency or court as of the date of execution of this Agreement.

6. Covenant Not to Sue and No Suits Filed. A “covenant not to sue” is a legal term that means a person promises not to file a lawsuit or other legal proceeding. It is different from the general release of claims contained above. Besides waiving and releasing the claims as provided herein, Employee promises never to file or prosecute a lawsuit or claim, charge or complaint of any kind against any Releasee in any forum for any reason based on any act, omission, event, occurrence or nonoccurrence, covered by the General Release. Excluded from this covenant not to sue are suits to enforce the terms of this Agreement, the Wind-Down Retention Plan, or to challenge the validity of this Agreement under the ADEA. If Employee violates this covenant not to sue, Employee shall: (i) pay the Company’s reasonable attorney’s fees and other legal costs incurred in defending against Employee’s suit; or (ii) at the Company’s option, Employee shall be required to repay to the Company all but $200 of the Monetary

Consideration Employee received under this Agreement. Employee represents that, as of the date Employee executes this Agreement, he/she has not filed or caused to be filed any suits against any Releasee and that no such suits have been filed on their behalf.

7. Confidentiality; Confidential Information; Non-Disparagement; Return of PDL Property.

a.Employee agrees that he/she will keep the facts and terms of this Agreement completely confidential and that he/she will not hereafter disclose any information concerning this Agreement to anyone other than their spouse, lawyers, financial advisors and/or accountants, provided that any party hereto may make such disclosures as are required by law, to enforce this Agreement and as otherwise may be necessary for legitimate legal purposes.

b.Employee acknowledges that during the course of his/her employment with PDL, he/she had access to and was entrusted with confidential personnel and business information (the “Confidential Information”). Employee agrees that he/she was obligated during employment with the Company not to disclose at any time any Confidential Information to any person or entity without prior written permission from the General Counsel of the Company and understands that he/she will continue to be so obligated forever. Employee reaffirms the obligations Employee undertook when Employee signed the Agreement Regarding Confidential Information, Conflict of Interest, and Intellectual Property, attached hereto as Attachment B and made a part of this Agreement as if fully set forth herein.

c.Employee agrees that as of the Effective Date of this Agreement, defined below, and other than as expressly agreed to between the Company and Employee, he/she does not have any of PDL’s property in their possession, custody and control, including, but not limited to, all equipment (including electronic equipment such as hard drives), files, documents and data of any kind, whether stored in paper, disk, tape, or any other electronic form containing any information of PDL, all keys, cards, badges or other access devices. Employee agrees and hereby represents that to the extent that he/she has any PDL property in their possession, custody or control, he/she will immediately return all PDL property in both hard and soft form by first notifying the Company’s General Counsel of the Company at General.Counsel@pdl.com of such, and will delete any such information from any computer or other device he/she has in his/her possession, custody or control. Company agrees that Employee will keep possession of their Company issued computer, cell phone and iPad, but will delete any Company Confidential Information therefrom upon termination of employment, or the termination of any Consulting Agreement entered into between Company and the Employee, whichever is later.

8. Mutual Non-Disparagement. Employee agrees not to make any disparaging or defamatory comments to any third party concerning any Releasee or the Company’s clients, employees, products, services, methods of doing business or employment practices. Company agrees not to make any disparaging or defamatory comments to any third party concerning the Employee, the Employee’s performance during the term of employment, or any other aspects of the Employee’s employment at Company, and to endeavor using reasonable means to ensure that the Releasees defined in Paragraph 13 below, also make no such comments.

Employee further agrees not to encourage or assist in any litigation against any Releasee, except insofar as Employee’s testimony is required by law. Employee agrees further not to voluntarily testify in any matter in which the Company has an interest unless he is under compulsory process or is asked to testify by the Company. If Employee is served with legal process concerning any matter in which the Employer has an interest, then Employee will immediately notify the President or General Counsel of the Company of such in writing and provide the President or the General Counsel of the Company a copy of the legal process received by the Employee or Employee’s representative and. Employee will be provided legal representation to the extent provided for under the Indemnification Agreement and the applicable Company insurance policies referenced in Paragraph 13(b).

9. Non-Disparagement of Clients/Prospects. Employee also agrees, on behalf of themselves and their spouse, that neither he/she nor their spouse will make any disparaging or defamatory comments to any third party concerning the Company’s prospects and/or clients, their respective Employees, products, services, methods of doing business and/or employment practices.

10. Breach. If Employee breaches Paragraphs 8 or 9, the Company shall have, in addition to and without limiting any other remedy or right it may have at law or in equity, the right to a temporary and permanent injunction restraining any such breach, without any bond or security being required. In any such proceeding, Employee waives any defense that either may have an adequate remedy at law or that the injury suffered as a consequence of such breach is not irreparable.

11. Enforcement of Agreement. Should any party to this Agreement seek intervention of a court to resolve a dispute under this Agreement or to enforce this Agreement, the prevailing party shall be entitled to recover costs and expenses, including reasonable attorney fees incurred.

12. Release.

a.In consideration of the benefits provided to Employee described in this Agreement, Employee, for themselves, their spouse, and his/her successors and assigns, hereby irrevocably and unconditionally releases and forever discharges the Company and each and all of its owners, parents, subsidiaries, representatives, agents, insurers, directors, officers, agents, supervisors, Employees, attorneys, and their successors and assigns and all persons acting by, through, under, or in concert with any of them (each a “Releasee”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (“claim” or “claims”) which Employee at any time heretofore had or claimed to have, including, without limitation, any and all claims related or in any manner incidental to Employee’s employment with PDL or the ending of that relationship up to the Effective Date of this Agreement.

b.The Parties understand the word “claims” to include all actions, complaints, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively, all claims arising out of Employee’s employment with the Company and the termination thereof. All such claims (including related attorneys’ fees and costs) as may exist as of the Effective Date of this Agreement are forever barred, including but not limited to any and all tort claims, contract claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, personal injury claims, emotional distress claims, privacy claims, defamation claims, fraud claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance relating to employment, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Nevada Fair Employment Practices Act (codified in Nevada Revised Statutes Chapter 613.310, et. seq.), and any federal, state or local laws covering discrimination in employment, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, marital status, military status, family care leave, pregnancy, sex, sexual orientation and harassment or retaliation. The only claims that are not released by this Agreement are: (1) claims that controlling law clearly states may not be released by settlement; (2) claims that may arise after the execution of this Agreement; (3) claims for indemnification in accordance with Company policy or agreements; (4) claims Employee may have under Company insurance policies, including but not limited to Directors and Officers Liability, Errors and Omissions and Employer Practices Liability insurance policies; and (5) claims to enforce this Agreement or the Wind-Down Retention Plan. Employee does not release or waive their right to enforce this Agreement or the Wind-Down Retention Plan.

c.As a material inducement for Employee to enter into this Agreement, the Company hereby waives, releases and forever discharges the Employee, to the same extent Employee has released the Company, from any and all claims, demands, actions and causes of action of every kind and nature, known and unknown, existing or claimed to exist, that arose or accrued to the present time, under any and all theories of law, including without limitation, claims arising under tort, contract, statute, common law, or any federal, state or local law, through the Effective Date of this Agreement, including, without limitation, any claims related to Employee’s employment and separation from employment.

d.Release of Age Discrimination Claims. In accordance with the Older Workers Benefit Protection Act of 1990, Employee acknowledges that he/she agrees to the release of all known and unknown claims as of the Effective Date of this Agreement, including expressly the waiver of any rights or claims arising out of the Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. § 621, et seq., and in connection with such waiver:

(1)Employee is hereby advised to consult with an attorney prior to signing this Agreement.

(2)Employee shall have a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of the Agreement. Employee may at their option execute this Agreement at any time during the 21- day period. Employee acknowledges receipt of this Agreement as of August 15, 2020.

(3)Employee may revoke this Agreement at any time during the first seven (7) days following the execution of this Agreement, and this Agreement shall not be effective or enforceable until the seven-day period has expired. Employee may revoke this Agreement by notifying the Company’s General Counsel of the Company at General.Counsel@pdl.com, or otherwise in writing, prior to the expiration of the 7-day period. The Effective Date of this Agreement will be the eighth (8th) day after Employee signs the Agreement, provided he/she has not revoked the Agreement within the seven (7) day revocation period (the “Effective Date of this Agreement”).

(4)Employee acknowledges and agrees that the consideration provided in this Agreement is in addition to anything of value that Employee would otherwise be entitled to receive from the Company and constitutes valid consideration in exchange for the releases set forth in this Agreement.

Employee understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.) that may arise after the date of this Agreement is executed are not waived.

e.Nothing in this Release prevents Employee from filing a charge or complaint with, or from participating in, an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information, or prevents Employee from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other Employees, although by signing this Release, Employee is waiving the right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on their behalf by any third party, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

13. Miscellaneous Acknowledgments by Employee. Employee understands and agrees that he/she:

a.Has had a reasonable opportunity to consider this Agreement before executing it.

b.Has carefully read and fully understands all of the provisions of this Agreement.

c.Is, through this Agreement, releasing the Company from any and all claims Employee may have against the Company.

d.Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

e.Knowingly and voluntarily intends to be legally bound by the same.

f.Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of their choice prior to executing this Agreement.

14. Assignment. This Agreement shall be binding upon the Parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that he/she has not transferred to any person or entity any rights, causes of action, or claims released in this Agreement.

15. General Provisions. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto. Additionally, this Agreement shall be governed by the laws of the State of Nevada. This Agreement (including Attachments A and B) shall constitute the complete and total agreement between the Company and Employee. Employee represents that he/she is not relying on any other agreements or oral representations not fully referenced herein and attached to the Agreement. Employee agrees that this Agreement shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and Employee. The headings in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. Employee further agrees that this Agreement may be used as evidence in a subsequent proceeding in which the Company or Employee alleges a breach of this Agreement or as a complete defense to any lawsuit. Other than this exception, Employee agrees that this Agreement will not be introduced as evidence in any legal or administrative proceeding or in any lawsuit unless required by law.

16. Enforceability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

17. Complete Agreement. This Agreement (including Attachments A, B and C), supersedes all prior agreements entered into between the Parties. The Parties represent that they are not relying on anything not contained in this Agreement.

18. Execution. To be valid, within 21 days of Employee’s receipt of this Agreement, he/she must place their initials in the lower-right hand corner of each page, sign and date it at its end, then send an electronic executed copy to Chris Stone at Chris.Stone@pdl.com. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile, email or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of the Agreement.

19. IRS Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A) which establishes personal tax and penalty liability for certain deferred compensation, or an exemption thereunder, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, all payments and benefits provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. To the extent that this Agreement or any plan, program or award of the Company in which Employee participates or which has been or is granted by the Company to the Employee, as applicable, is subject to Section 409A, the Company and the Employee agree to cooperate and work together in good faith to timely amend each such plan, program or award to comply with Section 409A.

20. Agreement Is Knowing and Voluntary. Employee understands and agrees that Employee:

a.has had a reasonable time within which to consider this Agreement before executing it;

b.has carefully read and fully understands all of the provisions of this Agreement;

c.knowingly and voluntarily agrees to all of the terms set forth in this Agreement; and

d.knowingly and voluntarily intends to be legally bound by the same.

THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THE
AGREEMENT, KNOW, UNDERSTAND, ACCEPT AND AGREE TO ITS CONTENTS.

WHEREFORE, the Parties have read all of the foregoing, understand the same and agree to all of the provisions contained herein.

EMPLOYEE

Dated: _______, 2020 By:
Jill Jene

PDL BIOPHARMA, INC.

Dated: _______, 2020 By:
Dominique Monnet, Chief Executive Officer
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